FOR IMMEDIATE RELEASE	EXHIBIT 99.1
Contact: Bill Davis
Perficient, Inc.
(314) 995-8822
bill.davis@perficient.com

Perficient To Acquire Insolexen

~ Deal Expected To Be Accretive to Earnings Per Share Immediately ~

AUSTIN, Texas, May 31, 2006 --Perficient, Inc. (NASDAQ: PRFT), a leading information technology consulting firm serving Global 2000 and midsize companies throughout the United States, today announced that it has entered into an agreement to acquire Insolexen, Corp., a business integration consulting firm with approximately $13 million in annual revenues. The transaction is expected to increase Perficient’s annualized revenues to nearly $145 million with more than 750 consulting, technology, sales and support professionals in 13 offices in the United States and Canada and client relationships with more than 550 Global 2000 companies. The acquisition is expected to be accretive to earnings per share immediately.

“Insolexen strengthens our enterprise application integration delivery capability and helps us meet the strong national demand for our solutions,” said Jack McDonald, Perficient’s chairman and chief executive officer. “We continue to see strong organic growth and plan to execute aggressively against our robust acquisition pipeline.”

“Insolexen’s expertise around the IBM and TIBCO business integration product suites complements our strong, existing partnerships with those firms and this transaction increases our ability to support their efforts,” said Jeff Davis, Perficient’s president and chief operating officer. “Insolexen has quickly built a solid business and reputation in the marketplace - particularly around IBM’s WebSphere suite of products - and we anticipate this acquisition will accelerate our opportunities for growth moving forward.”

The acquisition of Insolexen:

•	Immediately increases Perficient’s ability to deliver business integration solutions to the market;

•	Adds more than 100 consulting, technology, sales and support professionals;

•	Expands Perficient’s national footprint;

•	Further solidifies Perficient as the leading independent provider of IBM WebSphere services; and

•	Presents the potential to utilize Perficient’s branch network and client relationships to provide additional opportunities for Insolexen’s service offerings.

“We’ve always respected Perficient as a substantial force in the industry and we’re thrilled to join the team,” said Hari Madamalla, Insolexen’s chairman & chief executive.“Together, we’ll be a clear leader in the business integration consulting space.”

Insolexen principals Madamalla, Steve Haglund and Uday Yallapragada will join Perficient and serve in key leadership roles.

The consideration paid in the transaction is expected to be approximately $13.4 million excluding transaction costs, and includes $6.9 million in cash and approximately $6.5 million worth of Perficient common stock (based on the average closing price of Perficient’s common stock on the NASDAQ National Market for the thirty trading days immediately preceding the acquisition close per the terms of the acquisition agreement). GAAP accounting will require using the closing price of the Company’s common stock at or near the close date in reporting the value of the stock consideration paid in the acquisition. The consideration paid less the initial estimated fair value of tangible net assets acquired is expected to be $10.8 million excluding transaction costs. The transaction is expected to close no later than Wednesday, May 31st, 2006.

DecisionPoint International served as an advisor to Perficient on the transaction.

The Insolexen acquisition is the eighth in the last two years for Perficient. In 2004, the company acquired Chicago-based Genisys Consulting, Inc., Cincinnati-based Meritage Technologies, Inc., and Houston-based ZettaWorks LLC. In 2005, Perficient acquired Houston-based iPath Solutions, Ltd., and Dallas-based Vivare, LP. Earlier this year, Perficient acquired San Francisco-based Bay Street Solutions, a national, industry-focused CRM consulting firm.

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About Perficient
Perficient is a rapidly growing information technology consulting firm serving Global 2000 and midsize companies throughout the United States. Perficient helps clients gain competitive advantage by using Internet-based technologies to make their businesses more responsive to market opportunities and threats, strengthen relationships with customers, suppliers and partners, improve productivity and reduce information technology costs. Our solutions enable our clients to operate a real-time enterprise that dynamically adapts business processes and the systems that support them to the changing demands of an increasingly global, Internet-driven and competitive marketplace. Perficient is an award-winning "Premier Level" IBM business partner, a TeamTIBCO partner, a Microsoft Gold Certified Partner, an Oracle-Siebel partner and a Documentum Select Services partner. For more information about Perficient, which employs more than 650 professionals throughout the United States and Canada, please visit www.perficient.com. IBM is a trademark of International Business Machines Corporation in the United States, other countries, or both.

About Insolexen
Insolexen provides a broad range of business integration services including Enterprise Application Integration, Business-to-Business Integration and Business Process Management. A team of ex-Accenture, IBM premier partner and webMethods professionals with more than 50 years of combined experience in the technology services industry formed Insolexen in 2003.

Safe Harbor Statement
"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This news release contains forward-looking statements that are subject to risk and uncertainties. These forward-looking statements are based on management's current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from management's current expectations and the forward-looking statements made in this press release. These risks and uncertainties include, but not limited to, the impact of competitive services, demand for services like those provided by the company and market acceptance risks, fluctuations in operating results, cyclical market pressures on the technology industry, the ability to manage strains associated with the company's growth, credit risks associated with the company's accounts receivable, the company's ability to continue to attract and retain high quality employees, accurately set fees for and timely complete its current and future client projects, the company’s ability to identify, compete for and complete strategic acquisition and partnership opportunities, and other risks detailed from time to time in the company's filings with Securities and Exchange Commission, including the most recent Form 10-K and Form 10-Q.